               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                 The Warnaco Group, Inc.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                            THE WARNACO GROUP, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 4, 2000

                              -------------------

To the Stockholders of
THE WARNACO GROUP, INC.:

    NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of The Warnaco Group, Inc. (the 'Company') will be held at The St. Regis Hotel, 2 East 55th Street, New York, New York 10022 on Thursday, May 4, 2000, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the 'Annual Meeting') for the following purposes:

        1. To elect three directors to serve until the Company's annual meeting in 2003 and until such directors' successors are duly elected and shall have qualified;

        2. To vote on a shareholder proposal on vendor standards; and

        3. To transact such other business as may properly come before the Annual Meeting.

    A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. The Board of Directors has fixed the close of business on March 23, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the principal executive offices of the Company located at 90 Park Avenue, New York, New York, 10016 for at least 10 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

    Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person, which will revoke any previously executed proxy.

    If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

    Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors
                                          STANLEY P. SILVERSTEIN
                                          Secretary
New York, New York
April 10, 2000

                            THE WARNACO GROUP, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016

                              -------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 4, 2000

                              -------------------

                                  INTRODUCTION

    This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the 'Board of Directors') of The Warnaco Group, Inc., a Delaware corporation (the 'Company'), for use at the 2000 Annual Meeting of Stockholders to be held at The St. Regis Hotel, 2 East 55th Street, New York, New York 10022, on Thursday, May 4, 2000, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the 'Annual Meeting'), for the purposes set forth in the accompanying Notice of Annual Meeting. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about
April 10, 2000 to stockholders of record as of the close of business on March 23, 2000.

    You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the Company's Transfer Agent, The Bank of New York,
101 Barclay Street, Floor 12W, New York, NY 10286 in writing, or by providing the Company with a subsequently executed proxy, which revokes your previously executed proxy. A stockholder's presence at the Annual Meeting does not by itself revoke the proxy.

    The Company's principal executive offices are located at 90 Park Avenue, New York, New York 10016.

VOTING OF PROXIES

    All duly executed proxies received prior to the meeting will be voted in accordance with the instructions specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, AGAINST the shareholder proposal on vendor standards and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Board of Directors knows of no other business to come before the Annual Meeting, but if other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy vote thereon in accordance with their best judgment. Under the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation (the 'Charter') and the Company's By-Laws, as amended, a plurality of the votes of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to elect a nominated director. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange ('NYSE'), brokers who hold shares in 'street' name have the authority to vote on certain routine matters when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors. Broker non-votes will be considered present for purposes of verifying a quorum, but under applicable law will be excluded entirely from the vote and will have no effect on the outcome of the election of directors.

    At the Annual Meeting, the Company's stockholders will be asked (1) to elect Linda J. Wachner, Andrew G. Galef and Stuart D. Buchalter as directors of the Company until the Company's annual meeting in 2003 and until such directors' successors are duly elected and shall have qualified, (2) to vote on a shareholder proposal on vendor standards and (3) to transact such other business as may properly come before the Annual Meeting.

OUTSTANDING VOTING SECURITIES

    As of March 23, 2000, the record date for determining stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 53,219,057 shares of Common Stock of the Company. Each share of Common Stock is entitled to one vote per share with respect to the election of directors and with respect to each other matter as may properly be brought before the Annual Meeting. Only stockholders of record as of the close of business on March 23, 2000 will be entitled to vote.

SOLICITATION OF PROXIES

    The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, facsimile transmission, telegram, telephone and other methods of electronic communication. The Company intends to use the services of MacKenzie Partners, Inc. to assist in soliciting proxies. If such services are requested, the Company expects that the fees and expenses for such services would not exceed $10,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy material to their principals, and the Company will reimburse them for their reasonable expenses incurred in connection therewith. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, personal visit or otherwise.

ELECTION OF DIRECTORS

    At the meeting, three directors are to be elected to serve for a term to expire at the 2003 annual meeting of the stockholders. The nominees for these positions are Mrs. Linda J. Wachner, Mr. Andrew G. Galef, and Mr. Stuart D. Buchalter, respectively. Information regarding the Board's nominees for directors is set forth on page 3. Information regarding the six continuing directors whose terms expire in 2001 and 2002 is set forth on pages 3-4. In accordance with the Company's retirement policy for directors, Mr. Joseph
H. Flom, age 76, is not standing for re-election.

    The accompanying proxy will be voted FOR the election of the Board's nominees unless contrary instructions are given. If one or more of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

    The name, age (as of April 1, 2000), principal occupation for the last five years, position with the Company, if any, selected biographical information and the period of service as a director of the Company of each director and director nominee are set forth below.

NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS

    Mrs. Linda J. Wachner, 54, has been a Director, President and Chief Executive Officer of the Company since August 1987, and the Chairman of the Board since August 1991. Mrs. Wachner was a Director and President of the Company from March 1986 to August 1987. Mrs. Wachner held various positions, including President and Chief Executive Officer, with Max Factor and Company from December 1978 to October 1984. Mrs. Wachner also serves as a Director of Applied Graphics Technologies, Inc. and The New York Stock Exchange.

    Mr. Buchalter, 62, has been a director since February 17, 2000.
Mr. Buchalter is of counsel to the California law firm of Buchalter, Nemer, Fields & Younger. He is a principal in East-West Capital Associates, a venture capital investments firm. Mr. Buchalter serves as a director of City National Corp., Earl Scheib, Inc., e4L, Inc. and Faroudja, Inc. He is Vice Chairman of the Board of Trustees of Otis College of Art and Design.

    Mr. Andrew G. Galef, 67, has been a Director of the Company since March 1986, and served as Chairman of the Board of Directors until August 1991. Mr. Galef has been Chairman and a principal of The Spectrum Group, Inc., a private investment and management firm, since its incorporation in California in 1978. Mr. Galef has been the Chairman of the Board since July 1984 and Chief Executive Officer from 1984 to 1989, 1993 to 1995 and 1999 to present of MagneTek, Inc., an electrical products manufacturer. Mr. Galef served as the Chairman of the Board of Exide Corporation, a maker of industrial, commercial and automotive batteries, from July 1982 until June 1989. Mr. Galef served as the Chairman of the Board of Aviall, Inc., an aviation support and aircraft parts distribution company and its predecessor company, from 1979 to 1985. Mr. Galef serves as a director of Petco Animal Supplies, a retail animal food and supplies company, since 1988.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE;
TERMS TO EXPIRE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS

    Mr. William S. Finkelstein, 51, has been Senior Vice President of the Company since May 1992 and Chief Financial Officer and a Director of the Company since May 1995. Mr. Finkelstein served as Vice President and Controller of the Company from November 1988 until his appointment as Senior Vice President. Mr. Finkelstein served as Vice President of Finance of the Company's Activewear and Olga Divisions from March 1988 until his appointment as Controller of the Company. Mr. Finkelstein served as Vice President and Controller of SPI Pharmaceuticals Inc. from February 1986 to March 1988 and held various financial positions, including Assistant Corporate Controller with Max Factor and Company, between 1977 and 1985.

    Mr. Walter F. Loeb, 75, has been a director since January 1997. Mr. Loeb is President of Loeb Associates, Inc. and Publisher of the Loeb Retail Letter and is serving as a consultant to domestic and international retail companies, real estate developers, apparel companies and others doing business with the retail industry since February 1990. He is a Trustee of Federal Realty Investment Trust, a Director of Gymboree Corporation, Hudson's Bay Company and Wet Seal, Inc. Mr. Loeb was Senior Retail

Analyst and Principal with Morgan Stanley & Company, Inc. from 1974 to 1990 and has worked in the retail industry for over 45 years.

    Mr. Stewart A. Resnick, 63, has been a director since May 1992. Mr. Resnick has served as the Chief Executive Officer and Chairman of Franklin Mint Company since 1985. Mr. Resnick is also Chairman of the Board of Roll International Corporation, a company which, through various divisions and affiliates, has interests in the flowers-by-wire, agriculture and real estate businesses. Mr. Resnick serves on the Board of Trustees, Menninger Foundation, Topeka, Kansas. He is also a member of the Advisory Board, Anderson School of Management, University of California, Los Angeles.

TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

    Mr. Joseph A. Califano, Jr., 68, has been a Director of the Company since March 1992. Mr. Califano is Chairman and President of The National Center on Addiction and Substance Abuse at Columbia University. He is a Director of Automatic Data Processing, Inc., HealthPlan Services, Inc., Kmart Corporation and True North Communications, Inc. Mr. Califano is a Trustee of Twentieth Century Fund and a Governor of New York Presbyterian Hospital. He is Founding Chairman of the Board of the Institute for Social and Economic Policy in the Middle East at the Kennedy School of Government at Harvard University and is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano served as Secretary of the United States Department of Health, Education, and Welfare from 1977 to 1979. He was Special Assistant for Domestic Affairs to the President of the United States from 1965 to 1969. He is the author of nine books.

    Mr. Donald G. Drapkin, 52, has been a Director of the Company since July 1999. He has been the Vice Chairman and Director of MacAndrews and Forbes Holdings, Inc. and various of its affiliates since 1987. Mr. Drapkin was partner in the law firm of Skadden, Arps, Slate, Meagher & Flom for more that five years prior to 1987. Mr. Drapkin is also a Director of the following corporations which file reports pursuant to the Exchange Act of 1934: Algos Pharmaceutical Corporation, Anthracite Capital, Inc., BlackRock Asset Investors, Genta Incorporated, The Molson Companies Limited, Nexell Therapeutics, Inc., Playboy Enterprises, Inc., Revlon Inc., Revlon Consumer Products Corporation and Weider Nutrition International, Inc. (On December 27, 1996, Marvel, Marvel Holdings, Marvel Parent and Marvel III, of which Mr. Drapkin was a Director on such date, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

    Dr. Manuel T. Pacheco, 58, has been a Director of the Company since August 1999. He has been President of the University of Missouri since 1997. He served on the Board of Directors of ASARCO until its sale in 1999, and currently serves on the Boards of Boy Scouts of America, The Higher Education Center for Alcohol and Other Drug Prevention, Nelson-Atkins Museum of Art, University of Arizona Science and Technology Park and The National Center on Addiction and Substance Abuse. He has a Presidential appointment to the National Security Education Program Board, serves on the Provost's External Advisory Board on Teaching at The Ohio State University and is a Trustee of the University of Kansas City.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

    The Board of Directors held thirteen meetings in the fiscal year ended January 1, 2000 ('fiscal 1999'). All of the directors attended at least 75% of the meetings of the Board of Directors and the respective committees of the Board of which they were a member during fiscal 1999.

    The Board of Directors has the following standing committees:

AUDIT COMMITTEE

    The Audit Committee, which met five times in fiscal 1999, recommends the appointment of the Company's independent accountants and meets with both the internal auditors and the independent accountants to review the scope of their work and the results thereof. In addition, the Audit Committee reviews and evaluates the proposed audit plans of the internal auditors and independent accountants, including their procedures related to the internal control policies and procedures of the Company, fee proposals, the Company's financial statements and other documents submitted to stockholders and regulators and affirms the independence of the independent accountants. The Audit Committee also reviews pending litigation and tax matters and reports on all of its activities to the Board of Directors. A copy of the Audit Committee Charter is attached hereto as Exhibit A.

    During fiscal 1999, the members of the Audit Committee were Mr. Califano, Chairman, Mr. Flom (until March 1, 1999) Mr. Loeb (from March 1, 1999) and Mr. Resnick.

PENSION COMMITTEE

    The Pension Committee, which met four times in fiscal 1999, reviews and makes recommendations concerning the Company's pension, profit sharing and other employee benefit plans, recommends the appointment of the Plan Accountant and Plan Actuary for the Company's pension and profit sharing plans and consults with the persons so appointed.

    During fiscal 1999, the members of the Pension Committee were Mr. Galef, Mr. Resnick and Mrs. Wachner, Chairman.

COMPENSATION COMMITTEE

    The Compensation Committee, which met five times in fiscal 1999, reviews and approves, or in some cases recommends to the Board of Directors, the remuneration arrangements for the officers and directors of the Company, including the granting of equity incentives, and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate.

    During fiscal 1999, the members of the Compensation Committee were Mr. Califano, Mr. Drapkin (from July 16, 1999), Mr. Loeb (until July 16, 1999) and Mr. Resnick, Chairman, all of whom are non-employee directors.

NOMINATING COMMITTEE

    The Nominating Committee, which met twice in fiscal 1999, reviews and makes recommendations concerning new directors of the Company. The Nominating Committee will consider stockholder recommendations for director which are sent to the Nominating Committee c/o the Secretary of The Warnaco Group, Inc., 90 Park Avenue, New York, New York 10016.

    During fiscal 1999, the members of the Nominating Committee were Mr. Califano, Mr. Galef, Chairman, and Mr. Resnick.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, during fiscal 1999, Messrs. Califano, Drapkin, Loeb and Resnick served as members of the Compensation Committee.

    Mr. Califano, Mr. Buchalter and Mr. Finkelstein were directors and Mrs. Wachner was the Chairman and Chief Executive Officer and a significant shareholder of Authentic Fitness Corporation ('Authentic Fitness'). From time to time, the Company and Authentic Fitness jointly negotiated contracts and agreements with vendors and suppliers. During fiscal 1999, Authentic Fitness purchased certain occupancy services related to leased facilities, computer services, laboratory testing, transportation and contract production services from the Company. The total amount charged to Authentic Fitness by the Company for such services during fiscal 1999 was approximately $24.6 million. The Company purchased certain design and occupancy services from Authentic Fitness. Charges for design and occupancy services purchased from Authentic Fitness were approximately $0.9 million during fiscal 1999. The Company purchased inventory from Authentic Fitness for sale in the Company's outlet stores. Inventory purchases from Authentic Fitness were approximately $16.8 million during fiscal 1999.

COMPENSATION OF DIRECTORS

    The Company does not pay any additional remuneration to employees for serving as directors of the Company. In fiscal 1999, directors of the Company who are not employees received an annual retainer fee of $50,000 plus fees of $1,500 per day for attendance at meetings of the Board of Directors and $1,000 per day for attendance at meetings of its committees. Directors of the Company are also reimbursed for out-of-pocket expenses. Under the terms of The Warnaco Group, Inc. Directors Deferred Compensation Plan, directors may elect to defer receipt of all or part of their annual retainer and meeting fees.

    During fiscal 1999, each of Messrs. Califano, Flom, Galef, Loeb and Resnick, were granted an option under the 1998 Stock Plan for Non-Employee Directors ('Director Stock Plan') to purchase 20,000 shares of Common Stock at an exercise price of $28.625 per share, the fair market value at the date of grant. Upon their election, each of Messrs. Drapkin, Pacheco and Buchalter were granted options pursuant to the Director Stock Plan to purchase 30,000 shares of Common Stock at exercise prices of $27.1875, $23.75 and $10.6875, respectively, the fair market value at the date of grant.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 23, 2000, by
(i) each of the Company's directors, (ii) each of the Company's executive officers, (iii) all directors and executive officers as a group and (iv) each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities.

                                                                       SHARES BENEFICIALLY OWNED
                                                                  -----------------------------------
                                                                    NUMBER                   PERCENT
                          NAME                                    OF SHARES                 OF SHARES
                          ----                                    ---------                 ---------
Linda J. Wachner(a)(b).                                           12,844,696                  20.6%
William S. Finkelstein(a)................................            842,778                   1.6%
Stanley P. Silverstein(a)................................            559,876                   1.0%
Philippe de la Chapelle(a)...............................             --                      --

                                                  (table continued on next page)

(table continued from previous page)

                                                                       SHARES BENEFICIALLY OWNED
                                                                  -----------------------------------
                                                                    NUMBER                   PERCENT
                          NAME                                    OF SHARES                 OF SHARES
                          ----                                    ---------                 ---------
Lawrence E. Kreider, Jr.(a)..............................             --                      --
Carl J. Deddens(a).......................................             42,659                   *
Stuart D. Buchalter(a)(c)................................             31,000                   *
Joseph A. Califano, Jr.(a)(d)............................            112,000                   *
Donald G. Drapkin(a)(c)..................................             30,000                   *
Andrew G. Galef(a)(e)....................................            464,500                   *
Walter F. Loeb(a)(f).....................................             80,200                   *
Manuel T. Pacheco(a)(c)..................................             30,000                   *
Stewart A. Resnick(a)(d).................................          1,409,800                   2.6%
All directors and executive officers as a group
  (13 persons)...........................................         16,447,509                  25.7%
OTHER 5% STOCKHOLDERS
Fayez Sarofim(g).........................................          3,322,264                   6.2%
FMR Corp.(h).............................................          7,009,860                  13.2%
Key Trust Co. of Ohio N.A.(i)............................          4,947,344                   9.3%
Leon G. Cooperman(j).....................................          3,885,600                   7.3%

--------------

*  Less than 1%

 (a) The business address of each of the directors and officers is c/o The Warnaco Group, Inc., 90 Park Avenue, New York, New York 10016. The number of shares beneficially owned by the following officers includes vested but unexercised options in the following amounts: Mrs. Wachner: 9,058,490; Mr.
     Finkelstein: 723,629; Mr. Silverstein: 492,077; and Mr. Deddens: 42,500.

 (b) Includes 418 shares of Common Stock held by the Linda J. Wachner Charitable Trust of which Mrs. Wachner is the Trustee. Mrs. Wachner has the sole power to vote and no power to dispose of such 418 shares.

 (c) Includes vested but unexercised options to purchase 30,000 shares of Common Stock granted pursuant to the 1998 Stock Plan for Non-Employee Directors.

 (d) Includes vested but unexercised options to purchase 110,000 shares of Common Stock granted pursuant to the Amended and Restated 1993 Stock Plan for Non-Employee Directors and the 1998 Stock Plan for Non-Employee Directors.

 (e) Includes vested but unexercised options to purchase 20,000 shares of Common Stock granted pursuant to the 1998 Stock Plan for Non-Employee Directors.

 (f) Includes vested but unexercised options to purchase 80,000 shares of Common Stock granted pursuant to the Amended and Restated 1993 Stock Plan for Non-Employee Directors and the 1998 Stock Plan for Non-Employee Directors.

 (g) Information based solely on a Schedule 13G, dated February 15, 2000, filed with the Securities and Exchange Commission ('SEC') by Fayez Sarofim & Co., Mr. Fayez Sarofim, Sarofim International Management Company and Sarofim Trust Co. reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to such schedule 13G, Mr. Sarofim has sole power to vote or direct the vote of 1,200,000 shares of Common Stock, has shared voting power of 1,705,977 shares of Common Stock, has sole dispositive power of 1,200,000 shares of Common
                                              (footnotes continued on next page)

(footnotes continued from previous page)

     Stock and shared dispositive power of 2,122,264 shares of Common Stock. Fayez Sarofim & Co. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Sarofim is Chairman of the Board and President, a director and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co. and may be considered a parent holding Company of Fayez Sarofim & Co. within the meaning of Rule 13d-1(b)(1)(ii)(G).

 (h) Information based solely on a Schedule 13G, dated February 11, 2000, filed with the SEC by FMR Corp. ('FMR'), Edward C. Johnson 3d and Abigail P. Johnson reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to such Schedule 13G, FMR has sole power to vote or direct the vote of 11,000 shares of Common Stock, does not have shared voting power, has sole dispositive power with respect to 7,009,860 shares of Common Stock and does not have shared dispositive power for any of the shares.

 (i) Information based solely on Schedule 13G, dated February 15, 2000 filed with the SEC by Key Trust Co. of Ohio N.A. ('Key Trust') reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to such Schedule 13G, Key Trust has sole power to vote or direct the vote of 918,205 shares of Common Stock, has shared voting power of 3,992,744 shares of Common Stock, sole dispositive power with respect to 920, 405 shares and shared dispositive power of 4,016,144 shares of Common Stock. Key Trust is a Bank as defined by Section 3(A)(6) of the (Act).

 (j) Information based solely on Schedule 13G, dated March 23, 2000 filed with the SEC by Leon G. Cooperman ('Cooperman') reporting the beneficial ownership of 3,885,600 shares of Common Stock set forth in the table. According to such Schedule 13G, Cooperman has sole power to vote or direct the vote of 2,496,900 shares of Common Stock, has shared voting power of 1,388,700 shares of Common Stock, sole dispositive power with respect to 2,496,900 shares of Common Stock and shared dispositive power with respect to 1,388,700 shares of Common Stock. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C., a private investment firm.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

    In 1990, the Company sold substantially all of the assets of its Activewear Division to Authentic Fitness Corporation ('Authentic Fitness'). Mrs. Wachner was the Chairman and Chief Executive Officer and a significant stockholder, and Messrs. Califano, Buchalter and Finkelstein were directors of Authentic Fitness. Information regarding relationships between Authentic Fitness and the Company is set forth on pages 5-6 under the heading 'Compensation Committee Interlocks and Insider Participation.' In December 1999 the Company acquired all of the outstanding stock of Authentic Fitness.

    Andrew G. Galef is the sole stockholder, President and a director of The Spectrum Group, Inc. ('Spectrum'). Spectrum and the Company are parties to an agreement under which Spectrum provides consulting services to the Company. In fiscal 1999, $560,000 was paid to Spectrum.

    The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as those which would have been obtained from an unaffiliated third party.

DIRECTOR AND OFFICER SECURITIES REPORTS

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all such Section 16(a) forms that they file.

    Based solely on a review of the copies of such reports furnished to the Company and written representations that no other forms were required when applicable, the Company believes that, during the fiscal year ended January 1, 2000, all Section 16(a) filing requirements applicable to the Company's executive officers and directors and more than ten percent shareholders were complied with except for an inadvertent late filing with respect to 120,000 shares of common stock purchased by Mr. Resnick on November 30, 1999.

COMPENSATION OF EXECUTIVE OFFICERS

    Set forth below are tables prescribed by the proxy rules of the SEC which present compensation information for the Company's chief executive officer and the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 in 1999 (the 'Named Executives').

                           SUMMARY COMPENSATION TABLE

    The following table discloses compensation paid or to be paid to the Named Executives with respect to each of the three fiscal years ended January 3, 1998, January 2, 1999 and January 1, 2000.

                                                                                   LONG TERM COMPENSATION
                                                                                  ------------------------
                                                ANNUAL COMPENSATION                        AWARDS
                                     -----------------------------------------    ------------------------
                                                                                                SECURITIES
                                                                       OTHER                    UNDERLYING      ALL
                                                                       ANNUAL     RESTRICTED     OPTIONS/      OTHER
                                                                      COMPEN-       STOCK          SARS       COMPEN-
                                     YEAR     SALARY       BONUS       SATION     AWARDS(E)      (SHARES)     SATION
                                     ----     ------       -----       ------     ---------      --------     ------
Linda J. Wachner ..................  1999   $2,721,326   $   --       $361,886(b) $4,579,380(f) 3,250,000     $2,041(i)
  Chairman, President and Chief      1998    2,677,700    6,000,000    356,964(b)  6,537,006(g) 5,058,490(j)   1,440(i)
  Executive Officer                  1997    2,624,695    5,000,000    364,155(b)  3,488,125(h) 1,000,000        690(i)

William S. Finkelstein ............  1999      400,000       --               (c)    456,000(f)   350,000      1,300(i)
  Senior Vice President and Chief    1998      400,000      293,000           (c)    499,968(g)   248,629(k)     960(i)
  Financial Officer                  1997      398,862      829,200           (c)    130,375(h)   150,000        960(i)

Stanley P. Silverstein ............  1999      350,000       --               (c)    399,000(f)   268,038(l)    --
  Vice President, General Counsel    1998      350,000      450,000           (c)    544,992(g)    98,983(m)    --
  and Secretary                      1997      348,766      777,127           (c)     65,875(h)   225,056(n)    --

Lawrence E. Kreider, Jr.(a) .......  1999      172,535       --         77,057(d)     --          100,000       --
  Senior Vice President
  Finance

Carl J. Deddens ...................  1999      278,335       --               (c)     --           20,000      1,440(i)
  Vice President and Treasurer       1998      268,333      150,000           (c)     --            5,000      1,440(i)
                                     1997      257,500      196,350           (c)     --           --          1,363(i)

                                                        (footnotes on next page)

(footnotes from previous page)

 (a) Mr. Kreider was hired on July 5, 1999 and elected to the position of Senior Vice President Finance on August 19, 1999.

 (b) Includes $350,000 in reimbursement for certain expenses incurred in connection with the Company's business. Mrs. Wachner personally paid the Company $83,400, $98,044 and $42,703 respectively in connection with use of Company aircraft in fiscal 1997, 1998 and 1999.

 (c) Other Annual Compensation was less than $50,000 or 10% of such officer's annual salary and bonus for such year.

 (d) Includes $60,000 paid in connection with commencement of employment.

 (e) Total holdings of restricted shares and their fair market value as of January 1, 2000, for each of the Named Executives, were 372,197 shares for Mrs. Wachner at $4,582,675; 30,264 shares for Mr. Finkelstein at $372,626 and 27,336 shares for Mr. Silverstein at $336,575.

 (f) Represents the dollar value of restricted stock awarded pursuant to the Supplemental Incentive Compensation Plan based on the Company's financial results and achievement of a return on equity that exceeded the Company's Peer Group median in fiscal 1998. Twenty-five percent of such shares vest on May 6, 2000, the remaining 75% of such shares vest 25% per year until fully vested on May 6, 2003. Participants are entitled to receive dividends attributable to the restricted shares.

 (g) Represents the dollar value of restricted stock awarded pursuant to the Supplemental Incentive Compensation Plan based on the Company's financial results and achievement of a return on equity that exceeded the Company's Peer Group median in fiscal 1997. Twenty-five percent of such shares were vested on May 8, 1999, the remaining 75% of such shares vest 25% per year until fully vested on May 8, 2002. Participants are entitled to receive dividends attributable to the restricted shares.

 (h) Represents the dollar value of restricted stock awarded pursuant to the Supplemental Incentive Compensation Plan based on the Company's financial results and achievement of a return on equity that exceeded the Company's Peer Group median in fiscal 1996. Fifty percent of such shares were vested on May 9, 1999, the remaining 50% of such shares vest 25% per year until fully vested on May 9, 2001. Participants are entitled to receive dividends attributable to the restricted shares.

 (i) Represents employer matching contributions under the Company's Employee Savings Plan.

 (j) Includes 3,758,490 restoration options which were granted automatically upon the exercise of stock options pursuant to the original option granted under the Amended and Restated 1993 Stock Plan.

 (k) Includes 98,629 restoration options which were granted automatically upon the exercise of stock options pursuant to the original option granted under the Amended and Restated 1993 Stock Plan.

 (l) Includes 18,038 restoration options which were granted automatically upon the exercise of stock options pursuant to the original option granted under the Amended and Restated 1993 Stock Plan.

(m) Includes 48,983 restoration options which were granted automatically upon the exercise of stock options pursuant to the original option granted under the Amended and Restated 1993 Stock Plan.

 (n) Includes 75,056 restoration options which were granted automatically upon the exercise of stock options pursuant to the original option granted under the Amended and Restated 1993 Stock Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants in fiscal 1999 to the Named Executives.

                                                     INDIVIDUAL GRANTS
                        ---------------------------------------------------------------------------
                                                  PERCENT OF
                                                TOTAL OPTIONS/
                           NUMBER OF                 SARS
                           SECURITIES             GRANTED TO          EXERCISE
                           UNDERLYING             EMPLOYEES            OR BASE
                          OPTIONS/SARS            IN FISCAL             PRICE           EXPIRATION
                        GRANTED (SHARES)             YEAR             PER SHARE            DATE
                        ----------------        --------------        ---------        ------------
Linda J. Wachner......     3,250,000(a)              56.3%             $25.25          Jan. 4, 2009
William S.
 Finkelstein..........       350,000(b)               6.0%             $25.25          Jan. 4, 2009
Stanley P.
 Silverstein..........       250,000(b)               4.3%             $25.25          Jan. 4, 2009
                              18,038(g)              0.31%             $29.44         Feb. 23, 2005
Lawrence E. Kreider...       100,000(c)               1.7%             $26.44          Jul. 5, 2009
Carl J. Deddens.......        20,000(d)              0.35%             $25.25          Jan. 4, 2009

                               POTENTIAL REALIZABLE VALUE AT
                                  ASSUMED ANNUAL RATES OF
                                STOCK PRICE APPRECIATION FOR
                                      OPTIONS TERMS(e)
                        --------------------------------------------

                        0%(F)            5%                 10%
                        -----        -----------        ------------
Linda J. Wachner......    0          $51,608,665        $130,786,491
William S.
 Finkelstein..........    0          $ 5,557,856        $ 14,084,699
Stanley P.
 Silverstein..........    0          $ 3,480,259        $  8,572,045
                                     $   292,752        $    721,062
Lawrence E. Kreider...    0          $ 1,662,640        $  4,213,457
Carl J. Deddens.......    0          $   317,592        $    804,840

---------

 (a) All of such options vested on January 4, 1999. Such options have stock-for-stock exercise and tax withholding features, which allow the holder, in lieu of paying cash for the exercise price and tax withholding, to have the Company commensurately reduce the number of shares of Common Stock to which the holder would otherwise be entitled upon exercise of such options. The optionee will receive a reload option if shares are delivered in respect of the exercise of the option.

 (b) Twenty-five percent of such options vested on January 4, 2000. The remaining 75% of such options vest 25% per year until fully vested on January 4, 2003. Such options have stock-for-stock exercise and tax withholding features, which allow the holders, in lieu of paying cash for the exercise price and tax withholding, to have the Company commensurately reduce the number of shares of Common Stock to which they would otherwise be entitled upon exercise of such options. Optionees will receive a reload option if shares are delivered in respect of the exercise of the option.

 (c) Twenty-five percent of such options vest on July 5, 2000. The remaining 75% of such options vest 25% per year until fully vested on July 5, 2003.

 (d) Twenty-five percent of such options vested on January 4, 2000. The remaining 75% of such options vest 25% per year until fully vested on January 4, 2003.

 (e) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates prescribed by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

 (f) No gain to the optionee is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.

 (g) Reflects restoration options granted automatically upon the exercise of such options under the provisions of the options granted under the Amended and Restated 1993 Stock Plan; such restoration options have an exercise price equal to the fair market value of the Common Stock on the date of exercise of the original options, and expire on the expiration date of the original
                                              (footnotes continued on next page)

(footnotes continued from previous page)

     options. The restoration option feature, approved by stockholders in 1994, entitles the holder to purchase a number of shares equal to the sum of
     (i) the number of shares delivered by the optionee upon exercise of the original option in payment of the aggregate option exercise price and
     (ii) the number of shares, if any, tendered by the optionee to the Company to satisfy any withholding tax liability arising in connection with the exercise of the original option. Optionees, therefore, do not reduce their proportional interest in the Company because of the need to sell shares to pay for the exercise of an option. This restoration feature fosters continued stock ownership in the Company but does not result in any net increase in an individual's beneficial equity position.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information on option/SAR exercises in fiscal 1999 by the Named Executives and the values of such officers' unexercised options at January 1, 2000.

                                                                       NUMBER OF
                                                                       SECURITIES
                                                                       UNDERLYING      VALUE OF UNEXERCISED
                                                                      UNEXERCISED          IN-THE-MONEY
                                                                    OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                    FISCAL YEAR-END      FISCAL YEAR-END
                                SHARES ACQUIRED        VALUE        (#) EXERCISABLE/       EXERCISABLE/
                                ON EXERCISE (#)    REALIZED (a)      UNEXERCISABLE        UNEXERCISABLE
                                ---------------    ------------     ----------------   --------------------
Linda J. Wachner..............      --                --                8,308,490/0                  $0/$0
William S. Finkelstein........      --                --            523,629/575,000                  $0/$0
Stanley P. Silverstein........      25,000           $326,562       342,077/400,000                  $0/$0
Carl J. Deddens...............      --                --              27,500/32,500                  $0/$0
Lawrence E. Kreider...........      --                --                  0/100,000                  $0/$0

---------

 (a) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column. Instead, the amounts contained in the Value Realized column reflect the increase in the price of Company Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

PENSION PLAN

    The following table sets forth the annual pension benefits payable at age 65 pursuant to the Company's Employee Retirement Plan which provides such pension benefits to all qualified personnel based on the average of the highest ten (increasing to eleven years by the year 2000 and fifteen years by the year 2004) consecutive calendar years' compensation multiplied by the years of credited service. Such benefits payable are expressed as straight-life annuity amounts and are not subject to reduction for social security or other offset. The credited years of service as of January 1, 2000 for the Named Executives are:
Mrs. Wachner, thirteen years, eight months; Mr. Finkelstein, eleven years, ten months; Mr. Silverstein, fifteen years, nine months; and Mr. Deddens, three years, eleven months. The current remuneration covered by the Company's Employee Retirement Plan for each such individual is $160,000. Such amounts are included in the Summary Compensation Table under 'Salary' and 'Bonus.'

                       ANNUAL BENEFITS PAYABLE AT AGE 65

            BEST 10 YEARS                  5        10        15        20        25        30
            -------------               -------   -------   -------   -------   -------   -------
$100,000..............................  $ 6,947   $13,894   $20,841   $27,788   $34,735   $41,682
$150,000..............................   10,947    21,894    32,841    43,788    54,735    65,682
$200,000..............................   11,311    22,621    33,932    45,243    58,735    70,482
$250,000..............................   11,311    22,621    33,932    45,243    58,735    70,482
$300,000..............................   11,311    22,621    33,932    45,243    58,735    70,482

EMPLOYMENT AGREEMENT

    In 1991, the Company entered into an employment agreement with Mrs. Wachner (the 'Employment Agreement'), which sets forth the terms and conditions of Mrs. Wachner's employment. The Employment Agreement, which will terminate on January 6, 2005, unless extended, provides for Mrs. Wachner's employment as Chairman, President and Chief Executive Officer at an annual base salary, which was initially established at $1.7 million per year (subject to adjustment for changes in the cost of living), as well as certain other benefits and reimbursement of expenses. In accordance with this provision, Mrs. Wachner's base salary for 1998 was $2,677,700. The contract provides for increases in the rate of base salary from time to time, as determined by the Company. Her base salary in prior years was as set forth in the table on page 9. The contract also provides that Mrs. Wachner will receive an annual bonus based upon the Company's achievement of an annually increasing minimum EBITDA (earnings before interest, taxes, depreciation and amortization). Under this bonus arrangement, Mrs. Wachner is entitled to receive a bonus in the amount by which EBITDA exceeds the threshold EBITDA for such year, subject to a maximum bonus amount of $1.3 million. Threshold EBITDAs were established at the time the contract was entered into and increase annually from the initial date of the arrangement; for fiscal 1999 the threshold was $339.6 million. The Employment Agreement also provides for supplemental bonuses in the Company's discretion. The Employment Agreement specifically permits Mrs. Wachner to spend reasonable time managing her own affairs.

    Under the Employment Agreement, Mrs. Wachner will be entitled to certain severance benefits if the Company terminates her employment other than for 'cause' or if Mrs. Wachner terminates her employment for 'good reason.' The definition of good reason may include a change of control of the Company. If the Company terminates Mrs. Wachner's employment without cause or if Mrs. Wachner terminates her employment for good reason, she would be entitled to receive a lump sum payment equal to five times the sum of her highest annual base salary and the highest annual bonus paid to her. In the event that any amount of benefit paid to Mrs. Wachner becomes subject to the excise tax imposed under
Section 4999 of the Internal Revenue Code, the Company will pay to Mrs. Wachner an additional amount such that after the payment of all income and excise taxes, she will be in the same after-tax position as if no excise tax had been imposed.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the Named Executives.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

    In establishing compensation and benefit levels for executive officers, the Committee seeks to (1) attract and retain individuals of superior ability and managerial talent, (2) motivate executive officers to increase Company performance primarily for the benefit of its stockholders but also for the benefit of its customers and other constituencies, and (3) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. To these ends, the Company's executive compensation package consists of salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards.

    Base Salary. Salary levels generally are determined based on the Committee's subjective assessment of prevailing levels among the Company's competitors. The Company's competitors for this purpose include certain of the companies included in the industry peer group index used for comparison with the Company's performance in the performance graph following this report, as well as other companies with which, in the Committee's view, the Company competes for executive talent. These companies may include non-public companies and companies in related industries such as retailing or general apparel manufacturing.

    In general, the Committee attempts to set base salaries at levels that will attract and retain highly qualified individuals. In selected cases, the Committee may feel that excellent executive talent may only be attracted and retained by compensation in excess of prevailing levels among the Company's competitors. As the Company has only six executive officers, and in view of the considerations enumerated below under '1999 Compensation' and 'Compensation of the Chief Executive Officer,' the Committee believes that base salaries at the high end of the range for the competitor group for all executive officers, and Mrs. Wachner in particular, are appropriate.

    In making such judgments regarding the appropriate level for any particular officer, as well as in determining which companies should form the competitor group for this purpose, the Committee from time to time consults with independent compensation consultants. However, the Committee ultimately reviews the case of each executive officer individually, relying heavily on the recommendations of the Chief Executive Officer as well as on their own subjective judgment. The Committee did not engage outside consultants during fiscal 1999.

    Annual Bonus. The Committee generally believes that, at higher executive levels, a greater percentage of an individual's total annual cash compensation opportunity should consist of variable compensation tied to the Company's performance. Mrs. Wachner has a bonus opportunity under her Employment Agreement that is approximately 49% of base salary and is based on EBITDA, as described above. See also 'Employment Agreement' on page 13. Annual bonus opportunities for other executive officers range from 0% to 125% of base salary.

    The Committee's practice with regard to awarding annual bonuses to executive officers has been to review the Company's performance after the close of the fiscal year, taking into account various measures of performance the Committee has determined in its sole discretion to be appropriate under the circumstances, and assigning such weight to any such factors as it determines to be appropriate. The Committee focuses particularly on such factors as growth in earnings (measured by earnings before interest and taxes ('EBIT') or EBITDA), cash flow and inventory management in determining whether or not bonuses are paid. The Committee also pays bonuses to selected individuals on an ad hoc basis in connection with or in recognition of special events or projects such as major acquisitions, financing and licensing arrangements. In making all such determinations, the Committee takes into consideration and gives significant weight to the recommendations of the Chief Executive Officer with respect to bonuses of executive officers other than herself.

    For fiscal 2000, the Committee intends to maintain its customary approach to determining annual bonuses as described above.

    In 1994, the Committee recommended and the stockholders approved the Supplemental Incentive Compensation Plan for all executive officers and other senior management. At the annual meeting of shareholders in 1999, the Supplemental Incentive Compensation Plan was ratified by the shareholders. The Supplemental Incentive Compensation Plan provides a formula-based arrangement that is prospective in operation and rewards executive officers and selected senior managers for the achievement of a return on equity that exceeds the industry median. The Supplemental Incentive Compensation Plan is designed to ensure that amounts payable thereunder are fully deductible under
Section 162(m) of the Internal Revenue Code, as discussed below.

    Long-Term Incentive Compensation. Stock-based incentives, consisting of stock options granted at 100% of the stock's fair market value on the grant date and restricted stock awards, constitute the long-term portion of the Company's executive compensation package. Stock options provide an incentive for executives to increase the Company's stock price and, therefore, the return to the Company's stockholders. The Committee has not heretofore granted stock appreciation rights ('SARs') or other stock-based awards, except for certain restricted stock awards granted in fiscal 1995 through fiscal 1999, although it has the authority to do so under the Company's stock option plans. The Committee reserves the discretion to consider any factors it considers appropriate under the circumstances then prevailing in reaching its determination regarding the size and timing of grants of equity incentives.

    Limitations on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers of the Company. To qualify for an exemption to such limitation, compensation in excess of $1.0 million per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be either (1) paid pursuant to a written binding contract in effect on February 17, 1993 or
(2) 'performance-based' compensation as determined under Section 162(m). In order to be considered 'performance-based' for this purpose, compensation must be paid solely on account of the attainment of one or more preestablished performance goals established by a committee of two or more 'outside directors,' pursuant to an arrangement that has been disclosed to and approved by stockholders. Also, in order for an arrangement to give rise to fully deductible 'performance-based' compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder.

    The Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in such compliance against the value of the tax benefits to be obtained by the Company thereby, and may, in certain instances, pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

1999 COMPENSATION

    The Named Executives received no increases in base salary and no bonuses for fiscal 1999.

    The amounts shown as 1999 restricted stock awards in the Summary Compensation Table for Mrs. Wachner, Mr. Finkelstein and Mr. Silverstein reflect the dollar value of restricted stock earned pursuant to the Supplemental Incentive Compensation Plan described above, based on the Company's financial results and achievement of a return on equity that exceeded the Company's Peer Group median in fiscal 1998.

    In awarding the options granted to the Named Executives as shown in the table labeled 'Option/SAR Grants in last Fiscal Year', the Committee considered the number of option shares available for grant under the Company's stock option plans and the stockholder dilution represented by the total number of options authorized and outstanding under all such plans. The Committee then determined, in its discretion, the number of options it wished to grant during fiscal 1999 and allocated the options available for grant among the executive officers based on its subjective assessment of individual performance, seniority and relative position level. In making such assessments, the Committee reviewed the number of options held by each Named Executive officer. In making these determinations and allocations, the Committee also relied on the recommendations of the Chief Executive Officer with respect to option grants to executives other than herself.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Mrs. Wachner's annual base salary and annual bonus are governed by the Employment Agreement with the Company, described on page 13. Pursuant to the Employment Agreement, Mrs. Wachner's base salary was adjusted in 1999 solely to reflect changes in the cost of living. Other than cost of living increases, Mrs. Wachner has not received a base salary increase since 1992. Mrs. Wachner did not receive a bonus for fiscal 1999.

    The Committee notes that Mrs. Wachner voluntarily elected to forego compensation due to her under her Employment Agreement with Authentic Fitness in connection with the Company's acquisition of Authentic Fitness and to forego the base salary of $1.1 million and 200% bonus opportunity to which she was entitled under her Employment Agreement with Authentic Fitness in connection with her service as Chief Executive Officer.

    In making its determination with respect to an award of stock options in January 1999, the Committee considered that under Mrs. Wachner's leadership, the Company had grown from $427 million to approximately $2.0 billion in revenues. The Company had evolved from a highly leveraged LBO to a respected investment grade organization achieving five S&P upgrades in the last seven years. Shareholders equity had increased from negative $91 million in 1990 to $566 million in 1999. Since 1991, Warnaco's revenues grew at a compound annual rate of 18.0% while EBITDA and earnings per share on an operating basis increased at a compound annual rate of 16.3%. At the same time, the Company increased its market share in core businesses, including achieving a 39.0% share in the bra market in the U.S. in department and specialty stores in 1999, while expanding its business through a series of strategic acquisitions, including Calvin Klein'r' Underwear for men and women; Calvin Klein'r' Jeans and Khakis for men, women, juniors and children; Lejaby; GJM; and Bodyslimmers. In fiscal 1999 the Company continued its strategic expansion with acquisitions of Penhaligon's, A.B.S. by Allen Schwartz, IZKA and Authentic Fitness Corporation.

                                          Stewart A. Resnick, Chairman
                                          Joseph A. Califano, Jr.
                                          Donald G. Drapkin

                         STOCK PRICE PERFORMANCE GRAPH

    The Company's Common Stock commenced trading on the NYSE on October 11, 1991. The Stock Price Performance Graph below compares cumulative total return through January 1, 2000, assuming reinvestment of dividends, by an investor who invested $100.00 on January 8, 1994 in each of (i) the Common Stock, (ii) the S&P 500 Index and (iii) a comparable industry index selected by the Company as described below. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                            [PERFORMANCE GRAPH]



                                                                 Cumulative Total Return
                                              1/7/95     1/6/96     1/4/97     1/3/98     1/2/99     1/1/00
                                              ------     ------     ------     ------     ------     ------
The Company................................    100        139        186        201        165         82
Industry Index.............................    100        123        162        174        160        120
Industry Index (prior year Peer Group).....    100        118        157        175        148        110
S&P 500 Index..............................    100        138        169        226        290        351

    The Peer Group, which the Company expanded in 1999 to include Tommy Hilfiger Corporation (a competitor of the Company's jeanswear and sportswear units), is made up of the following companies:

Fruit of the Loom Inc.                                   Oxford Industries
Kellwood Co.                                             Russell Corp
Liz Claiborne Inc.                                       Tommy Hilfiger Corporation
Nautica Enterprises Inc.                                 VF Corp.

ANNUAL REPORT

    The Annual Report of the Company for the fiscal year ended January 1, 2000 is being mailed to all stockholders of record as of the close of business on or about March 31, 2000. The Annual Report is not a part of the proxy solicitation material.

STOCKHOLDER PROPOSALS

    In order to be included in the Company's proxy material for its 2001 annual meeting of stockholders, eligible proposals of stockholders intended to be presented at the annual meeting must be received by the Company on or before December 12, 2000 (directed to the Corporate Secretary of the Company at the address indicated on the first page of this Proxy Statement).

AUDITORS

    On November 18, 1999 the Audit Committee of the Board of Directors of the Company approved the appointment of Deloitte & Touche LLP as its independent auditors for fiscal 1999. PricewaterhouseCoopers LLP, the Company's previous auditors, were dismissed.

    The reports of PricewaterhouseCoopers LLP on the financial statements for the last two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    In connection with its audits for the two most recent fiscal years and through November 18, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their report on the consolidated financial statements for such years.

    During the two most recent fiscal years and through November 18, 1999, there have been no reportable events (as defined in Item 304(a)(l)(v) of Regulation S-K), except that in connection with the audit of the fiscal year 1998 consolidated financial statements, PricewaterhouseCoopers LLP informed management that the intimate apparel division manufacturing cost system may not function to reduce to a relatively low level the risk that errors may occur and not be detected within a timely period. The Company took actions in fiscal 1998 which it believes have effectively addressed these matters.

    The Company requested and PricewaterhouseCoopers LLP furnished it with a letter addressed to the SEC stating whether or not it agreed with the above statements. Such letter dated November 26, 1999 was filed as an exhibit to the Company's Form 8-K filed November 26, 1999.

    The Company engaged Deloitte & Touche LLP as its new independent accountants on November 18, 1999. During the two most recent fiscal years and through November 18, 1999 the Company had not consulted with Deloitte & Touche LLP on any of the matters or events act forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

OTHER MATTERS

    The Company knows of no other matters which may come before the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if other matters properly come before the Annual Meeting, it is intended that the persons named as proxies in the accompanying proxy card vote the shares represented thereon in accordance with their best judgment.

2. STOCKHOLDER PROPOSAL ON VENDOR STANDARDS

    The Presbyterian Church (U.S.A.), 100 Witherspoon Street, Louisville, Kentucky 40202, owner of 100 shares and Citizens Funds, 230 Commerce Way, Suite 300, Portsmouth, New Hampshire 03801, owner of 7,400 shares, have given notice that they intend to present for action at the Annual Meeting, the following resolution:

    WHEREAS: Consumers and shareholders are concerned about whether low wages and abusive working conditions exist in facilities where the products they buy are produced or assembled.

    Warnaco's products are designed, manufactured and distributed by over 17,300 employees at thirty-seven facilities globally. Our Company purchases goods produced in countries like China where human rights abuses and unfair labor practices fall far below basic standards of fair, humane treatment, and have been well documented. (U.S. State Department's 'China Country Report on Human Rights Practices -- 1998').

    Students want their universities to adopt codes of conduct to ensure clothing sold in university stores in made under humane conditions. Students have pressed for a living wage, upholding women's rights in the workplace, public disclosure of factory conditions, transparency in report, and compliance verification by organizations that are independent of companies. ('Sweatshops Reform,' Business Week, 5/3/99)

    Warnaco should take more effective action to ensure it does not and will not do business with suppliers who manufacture items for sale using forced labor, convict labor, or illegal child labor, or who fail to satisfy all applicable standards and laws protecting their employees' wages, benefits, working conditions, freedom of association and other rights.

    Warnaco should demonstrate enforcement of its code by developing independent monitoring programs with local, respected religious, human rights and labor rights groups to ensure compliance with its vendor standards, and assure customers that products are not made under abusive labor conditions. Reports that overseas suppliers are exploiting workers may damage our company's reputation and generate a consumer backlash. For example, Warnaco received negative publicity, rightly or wrongly, when named in a recent lawsuit as one of eighteen companies operating in Saipan where human rights organizations found numerous abuses of imported contract labor.

    To improve the quality of life of workers who make its products, we believe our company should implement ongoing wage adjustments, ensuring that workers have adequate purchasing power and a sustainable living wage. Wage adjustments would add little to overall production costs while enhancing productivity. Additionally, our company, rather than terminating contracts, needs to establish incentives to encourage its suppliers and vendors to elevate labor standards.

    RESOLVED: Shareholders request the Board of Directors to prepare a report at reasonable expense on Warnaco's Business Partner Terms of Engagement and Guidelines or Country Selection and compliance mechanisms for its vendors, subcontractors and buying agents in the countries where it sources. A summary of the results should be reported to shareholders by October 2000.

SUPPORTING STATEMENT

    To be effective, enforcement of company codes must be carefully monitored. The Gap, Inc. has participated in an independent monitoring process in El Salvador with respected religious, human rights and labor rights institutions for the past four years. Other companies have begun to develop independent monitoring programs working with local non-governmental organizations. Through truly independent monitoring, consumers and investors can have greater confidence that the company's code is enforced, protecting the company from negative publicity associated with the discovery of sweatshop practices.

                     THE COMPANY'S STATEMENT IN OPPOSITION

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE 'AGAINST'
ITEM 2 FOR THE FOLLOWING REASONS:

    Warnaco is an industry leader in human rights and labor compliance for its factories and contracting facilities. Warnaco has a long heritage of conducting its business in a manner that reflects its values, including a high standard of business ethics and compliance with all applicable laws. Warnaco expects its vendors to do the same and in fact requires its vendors to acknowledge and certify that such standards are being followed. Furthermore, Warnaco has adopted its own multi-step program to ensure that its owned facilities and those of its contractors adhere to a high degree of ethical labor standards, provide a safe and healthy working environment, do not engage in discriminatory practices or violate basic human rights, and comply with both employment laws and Warnaco standards with respect to wages and overtime.

    Over seven years ago, Warnaco developed its Business Partner Terms of Engagement and Guidelines for Country Selection. This document sets forth requirements that Warnaco vendors must satisfy as a condition of doing business with Warnaco. In fact, the Terms of Engagement state that Warnaco will not initiate or renew contractual relationships with vendors unless they sign a written acknowledgement agreeing in advance to comply with such standards. Furthermore, Warnaco vendors must certify in every purchase order and every letter of credit that the goods provided are manufactured in compliance with the Terms of Engagement.

    Warnaco's Terms of Engagement respect basic human rights and prohibit the use of child labor, prison labor or forced labor. The Terms of Engagement also set forth requirements regarding employment practices such as wages and benefits, working hours, employee health and safety, disciplinary practices and discrimination. In addition, they prohibit vendors from exploiting workers or penalizing employees who exercise their right to free association.

    Trained Warnaco personnel regularly conduct on-site visits to every facility manufacturing on behalf of the Company. This team monitors contractors' working environment, attention to health and safety, age of employees, and compliance with local labor laws and the Terms of Engagement. Compliance personnel also actively work with facilities to instruct them on workplace compliance, to address issues as they arise, and to foster ongoing commitment to Warnaco standards.

    In addition, for several years Warnaco has engaged a highly experienced and reputable third-party labor compliance monitor to inspect and survey its facilities and those of its contractors. This independent monitor audits on a regular basis all Warnaco foreign and domestic contractors for payroll records, age certificates, and compliance with local labor laws and Warnaco's Terms of Engagement. The independent monitor also conducts unannounced visits, factory surveillance and random interviews with contractors, employees and supervisors. When these efforts uncover compliance issues, it is Warnaco policy to work with vendors to correct problems wherever possible, but Warnaco does reserve the right to terminate relationships with suppliers as it deems appropriate.

    Warnaco is strongly committed to business ethics and regard for human rights and has developed an effective program to support that commitment. The Warnaco Board of Directors believes that the Warnaco policies and practices fully comport with the goals expressed by the Proponents in their proposal and that the additional work required by the proposal and the incremental expense associated with it would be duplicative of our existing efforts.

    ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST ITEM 2.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                       EXHIBIT A

                            AUDIT COMMITTEE CHARTER

    The Audit Committee shall review and reassess the adequacy of its charter on an annual basis, and provide the New York Stock Exchange with an annual written affirmation regarding the annual review and reassessment of the adequacy of the charter, and affirming the independence and other qualifications of the Audit Committee members.

ROLE AND INDEPENDENCE

    The Audit Committee of the Board of Directors (the 'Committee') assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and other such duties as directed by the Board of Directors. The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her individual exercise of independent judgment, and shall meet the director's independence requirements for serving on audit committees as set forth in the corporate governance standards of the New York Stock Exchange. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

    The Board of Directors shall appoint one member of the Committee as chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making Committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

    The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities.

RESPONSIBILITIES

    The Committee's primary responsibilities include:

     Recommending to the Board of Directors the independent accountant to be selected or retained to audit the financial statements of the Company. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, and recommend to the Board of Directors any actions necessary to oversee the auditor's independence.

     Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board of Directors) to report on any and all appropriate matters.

     Providing guidance and oversight to the internal audit activities of the Company including reviewing the organization, plans and results of such activity.

     Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board of Directors as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

     Reviewing with management and the independent accountants the quarterly financial information prior to Company's filing of Form 10-Q. This review may be performed by the Committee or its chairperson.

     Discussing with management, the internal auditors and the independent accountants the quality and adequacy of the Company's internal controls.

     Discussing with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

     Reporting Audit Committee activities to the full Board of Directors and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

    While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Company complies with all laws and regulations and its Business Partner Terms of Engagement.

                                   APPENDIX 1

PROXY

                             THE WARNACO GROUP, INC.
                    90 PARK AVENUE, NEW YORK, NEW YORK 10016

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Linda J. Wachner, William S. Finkelstein and Stanley P. Silverstein, and each of them acting solely, proxies with full power of substitution and with all powers the undersigned would possess if personally present, to represent and to vote at the Annual Meeting of stockholders to be held on May 4, 2000 and at any adjournments or postponements thereof, as designated on the reverse side hereof and in their discretion with respect to any matters incident to the conduct of the meeting and other matters as may properly come before such meeting, all of the shares of Class A Common Stock of The Warnaco Group, Inc. held of record by the undersigned as of the close of business on March 23, 2000. All proxies previously given with respect to the shares covered hereby are hereby revoked.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND AT THE DISCRETION OF THE PROXYHOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AGAINST PROPOSAL 2 AND AT THE DISCRETION OF THE PROXYHOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be dated and signed on reverse side.)

                                        THE WARNACO GROUP, INC.
                                        P.O. BOX 11306
                                        NEW YORK, N.Y. 10203-0306

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1.

1. ELECTION OF DIRECTORS
Proposal to elect Mrs. Linda J. Wachner,      FOR all nominees            WITHHOLD AUTHORITY to vote              *EXCEPTIONS
Mr. Stuart D. Buchalter and Mr. Andrew        listed below                for all nominees listed below.
G. Galef as directors of The Warnaco
Group, Inc. for a term expiring in 2003
until their successors are duly elected
and qualified.

Nominees: Mrs. Linda J. Wachner, Mr. Stuart D. Buchalter and Mr. Andrew G.
Galef.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE EXCEPTIONS BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

*Exceptions
            -------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL IN ITEM 2.

2. Approval of Shareholder Proposal on Vendor Standards.

     FOR     AGAINST     ABSTAIN

3. To transact such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

                          [ ] Change of Address and
                              or Comments Mark Here

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president of other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date
    ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  Signature(s)

-------------------------------------------------------------------------------

VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.         X

PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------